(m)(3)(iii)

November 30, 2011

ING Variable Portfolios, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:	Reduction in Fee Payable under the ING Variable Portfolios, Inc. Shareholder Services and Distribution Plan

Ladies and Gentlemen:

ING Investments Distributor, LLC (“IID”), formerly, ING Funds Distributor, LLC, hereby waives a portion of the distribution fee payable to IID with respect to ING Emerging Markets Index Portfolio, a series of ING Variable Portfolios, Inc., under the Shareholder Services and Distribution Plan (the “Plan”), in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Plan were 0.15%. Except as otherwise noted by this letter, we agree to waive that fee for the period November 30, 2011 through May 1, 2013.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic Senior Vice President

Agreed and Accepted: ING Variable Portfolios, Inc.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC